Exhibit 21.1

List of Subsidiaries of Insteel Industries, Inc.

The following is a list of our subsidiaries as of September 30, 2017, each of which is wholly-owned:

Name	State or Other Jurisdiction of Incorporation

Insteel Wire Products Company	North Carolina

Intercontinental Metals Corporation	North Carolina